Exhibit 10.90

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, entered into this      day of             , 2009 (the “Effective Date”) between COMSTOCK STATION VIEW LC, a Virginia limited liability company, hereinafter known as “Seller,” and M/I HOMES OF DC, LLC, a Delaware limited liability company, hereinafter known as “Purchaser.”

WHEREAS, the Seller is the owner of certain real property located in Loudoun County, Virginia, as more specifically shown in the plat attached hereto as Exhibit A, known as Station View, located on the southwest corner of Route 772 (Old Ryan Road) and Route 645 (Croson Lane) and identified as Loudoun County Tax Map 78, Parcel 21A and MCPI ####-##-####, Loudoun County, Virginia, consisting of approximately 7.47 acres, to be developed into FORTY SEVEN (47) townhome lots (the “Lots”), together with all improvements constructed thereon and all rights and appurtenances appertaining thereto, (the “Property”); and

WHEREAS, Seller desires to sell and Purchaser wishes to purchase the Property upon the terms and conditions hereafter set forth.

NOW, THEREFORE, WITNESSETH: In consideration of the mutual promises and covenants herein contained, Seller hereby grants to Purchaser the right to purchase and the Purchaser agrees to purchase in fee simple the Property on the following terms and conditions:

ARTICLE I

PURCHASE, PAYMENT AND PRICE

1.01 Property. Purchaser agrees to purchase the Property and Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Property together with any and all improvements, appurtenances, rights, privileges and easements benefiting, belonging, or pertaining to the Property and any right, title and interest of Seller in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing the Property including condemnation awards or payments in lieu thereof as a result of change of grade, alignment or access rights (all of which shall be deemed part of the Property for the purposes of this Agreement, but only to the extent currently existing), pursuant to the terms and conditions hereof.

1.02 Purchase Price. Subject to all of the terms and conditions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase the Property at a price of TWO MILLION EIGHT HUNDRED FORTY THOUSAND AND NO/100THS DOLLARS ($2,840,000.00) (the “Purchase Price”), which shall be payable in cash at settlement.

1.03 Price Adjustment. In the event that the final approved record plat, which has been approved by all appropriate government authorities (the “Final Record Plat”) together with federal and/or any other state or local approvals, including wetlands and/or Virginia DEQ permits, does not permit the development and construction of the number of Lots used to calculate the Purchase Price (i.e., FORTY SEVEN (47) townhome Lots), at any time, then the Purchase Price shall be appropriately adjusted downward, based upon a price of SIXTY THOUSAND FOUR HUNDRED TWENTY FIVE AND 53/100THS DOLLARS ($60,425.53) per Lot so that the total Purchase Price paid by Purchaser for the Property at settlement shall be calculated based upon the total number of Lots permitted to be developed and constructed on the Property.

ARTICLE II

DEPOSIT

2.01 Amount.

a. Within five (5) business days of the Effective Date, Purchaser shall deliver to Curran & Whittington, PLLC, located at 15100 Washington Street, Suite 201, Haymarket, VA 20169, (the “Escrow Agent”), a cash in the sum of ONE HUNDRED THIRTY THOUSAND AND NO/100THS DOLLARS ($130,000.00), (the “Deposit”).

2.02 Release. The Deposit, unless previously returned to the Purchaser or released to the Seller pursuant to the terms of this Agreement, shall be credited to the Purchase Price at settlement and closing.

Provided Purchaser does not terminate the Agreement at the expiration of the Feasibility Study Period, and Seller has obtained Lender Approval as herein defined, Escrow Agent shall, within three business days after receipt of a vendor invoice from Seller, with a copy delivered to Purchaser, disburse portions of the Deposit required to pay all normal and customary third party costs, approved by Purchaser, which approval shall not be unreasonably withheld or delayed, incurred subsequent to the Effective Date hereof and associated with satisfying the pre-conditions set forth in Paragraph 5.01(e) below, provided however, in no event shall disbursements hereunder exceed Fifty Thousand and No/100ths Dollars ($50,000.00).

ARTICLE III

TITLE AND SURVEY

3.01 Title. The Seller covenants that at settlement and closing, it will be the fee simple owner of the Property subject to all instruments forming the chain of title to the Property that it will have full legal, beneficial, and equitable ownership of the Property and that it will have the right and power to convey the Property. The Property is to be sold and conveyed free of liens, and title is to be good of record, merchantable and insurable. Title shall be fully insurable under a full coverage advantage owner’s title policy issued by a recognized title insurance company of Purchaser’s choice, at standard rates and without requirement or exception subject, however, to all standard pre-printed exceptions and to any easements, covenants, rights of way or declaration of covenants of record that exist (the “Permitted Exceptions”). Prior to the expiration of the Feasibility Study Period, Purchaser may order (a) a title commitment (the “Title Commitment”)or other evidence of title to the Lots acceptable to Purchaser in the amount of the Purchase Price, from a reputable title insurance company (the “Title Company”), and (b) a physical survey acceptable to the Title Company and Purchaser. Purchaser reserves the right to approve or disapprove any and all exceptions to title and/or matters of survey (the “Title Exceptions”), including without limitation, and whether or not of record, liens, encumbrances, easements, restrictions, reservations, rights, ingress from and egress to public thoroughfares, encroachments and claims, and commencement of condemnation proceedings. On or before the expiration of the Feasibility Study Period Purchaser shall give Seller notice (the “Purchaser’s Notice”) of any Title Exceptions which are not satisfactory to Purchaser. As to any Title Exceptions, Seller will advise Purchaser within ten (10) days of receipt of Purchaser’s Notice as to which of said Title Exceptions it is willing to cure (“Seller’s Notice”). In the event Seller is unwilling or unable to cure any Title Exceptions, Purchaser may: (a) cancel this Agreement in which event it shall be null and void and Escrow Agent, shall return to Purchaser the Deposit, and the parties hereto shall have no further rights and obligations under this Agreement, or (b) waive any item or items. Purchaser shall perfect its election by providing notice to Seller; provided, however, that such election shall be without prejudice to Purchaser’s right to cancel this Agreement and receive the Deposit should the Seller unreasonably delay in removing or be unable to cure any Title Exceptions it has agreed to cure. Failure to provide notice pursuant to (a) or (b) above within three business days from receipt of Seller’s Notice shall be deemed an election to waive a Title Exception.

Seller agrees not to encumber the title to or permit the encumbrance of title to the Property after the Date of Execution of this Agreement unless required to satisfy a precondition of settlement.

Seller agrees to sign such customary affidavits, indemnities or other documents as reasonably necessary for the Title Company to delete the standard preprinted exceptions from Purchaser’s title policy.

Notwithstanding anything to the contrary above, any deeds of trust, judgments, unpaid state or federal taxes, inheritance taxes, unpaid real estate taxes, or any other liens against the Property that can be cured by the payment of money shall be first paid and released of record by the settlement agent or attorney at settlement (if not sooner paid and released of record by Seller), utilizing the proceeds paid by Purchaser at settlement.

The state of title at date of settlement and closing shall be the same as is disclosed by the Title Examination, except as may be required to satisfy a precondition of settlement and further except for those matters and approved by Purchaser, or Seller shall be in default and Purchaser may exercise its remedies pursuant to this paragraph or Paragraph 8.02 hereof.

In the event this Agreement is terminated by Purchaser for reasons set forth within this paragraph, Escrow Agent, shall promptly return the Deposit to the Purchaser, after which neither party shall have any further liability to the other hereunder, except for the indemnification of obligations set forth in Paragraph 4.01.

ARTICLE IV

FEASIBILITY AND ENGINEERING

4.01 Feasibility Study Period. Seller agrees to provide to Purchaser, within three (3) days of the date of this Agreement, copies of all plans, plats, tests, approvals, current homeowners association documents, proffers, title work, marketing report, environmental studies and soil studies, together with any and all approvals received regarding the Lots within its possession (collectively, the “Due Diligence Items”). Purchaser and its agents, representatives, employees and consultants shall have the right to conduct, at Purchaser’s sole expense, a review of the Due Diligence Items, such physical, environmental, engineering, and feasibility studies (the “Feasibility Studies”) as Purchaser deems appropriate in an effort to determine whether to proceed with the Closing. During the feasibility study period, Purchaser and its agent, representatives, employees and consultants shall have the right, during normal business hours and from time to time after the Effective Date of this Agreement, to enter upon the Property for the purpose of performing soil borings tests, engineering, and topographic surveys and to make feasibility, zoning, marketing and economic tests and studies upon or of the Property in order to determine whether the Property is suitable for Purchaser’s needs. The feasibility study period shall expire at 5 P.M. eastern standard time THIRTY (30) DAYS from the Effective Date hereof (the “Feasibility Study Period”).

In the event the results of the aforesaid engineering, zoning, feasibility, marketing and other tests and studies performed by or on behalf of Purchaser are not, in Purchaser’s sole exclusive, and nonreviewable discretion, satisfactory to Purchaser, Purchaser may at any time prior to expiration of the Feasibility Study Period, upon written notice to Seller, terminate this Agreement, after which event Escrow Agent, shall return the Deposit to the Purchaser and neither party shall have any further liability to the other hereunder except as required by this Paragraph.

Purchaser agrees to restore the Property to the extent changed by the Purchaser or its agents, at its sole expense, to the extent reasonably possible, to its condition as of the Effective Date of this Agreement if this Agreement does not go to settlement due to Purchaser’s termination or default hereunder.

In the event Purchaser, its agents, representatives, employees or consultants, enter upon the Property for the purpose contained herein, Purchaser agrees to promptly pay for all expenses thereof and further agrees to indemnify Seller from and against any and all loss, damage or claim resulting from the negligence of this Purchaser, its agents, representatives, employees or consultants.

4.02 Title Report and Engineering. In addition to any other plans Seller is obligated to deliver to Purchaser under this Agreement, Seller shall deliver to Purchaser without cost to Purchaser, within three (3) days after the Effective Date copies of all of the following (collectively, the “Documents”) to the extent that the Documents are in the possession or control of Purchaser: (a) preliminary title report for the Property, together with a copy of all documents listed as exceptions in such report of title; (b) topographic surveys of the Property; (c) the engineering drawings for the water lines and for the street improvements for the Property; (d) level one environmental assessment for the Property; (e) traffic studies of the Property; (f) any other engineering plans, engineering studies, soil studies, soil tests, appraisals, surveys, or any other test results, plats, plans or studies Seller may have which relate to the Property, and (g) the approved preliminary plan, final plan and proposed record plat. Seller shall also certify to Purchaser that all such surveys, test results, plats, plans or studies have been or will by settlement and closing be paid for in full.

ARTICLE V

PRE-CONDITIONS OF SETTLEMENT

5.01 Pre-Conditions. Should settlement not be completed on or before August 1, 2010 (“Outside Closing Date”), as a result of any pre-condition of settlement not being satisfied, Purchaser, at its sole discretion, may (i) terminate this Agreement in its entirety; or (ii) waive such pre-condition and proceed to settlement. Should this Agreement be terminated pursuant to this paragraph, Escrow Agent, shall return the remaining portion of the Deposit to the Purchaser and thereafter the parties shall have no further obligation pursuant to this Agreement, except for the indemnification obligations set forth in Paragraph 4.01. The pre-conditions of settlement are as follows:

a. No governmental action or inaction (such as but not limited to the imposition of a sewer, water or building permit moratorium shall have been taken, or shall have been publicly announced to be taken, by any applicable governmental authority, which; would increase the cost of, or materially increase the processing time for obtaining all necessary permits or utilities required for the construction, sale and occupancy of residential dwellings on the Property; would materially increase the cost of or materially delay construction of residential dwellings on the Property; or which prevent the residential dwelling units to be constructed on the Property from being connected to a public sewer and water system (subject to the payment of tap fees and obtaining the customary permits).

b. Title to the Property is as required by Paragraph 3.01 hereof;

c. The Final Record Plat, materially consistent with Exhibit A attached hereto, approving no less than FORTY FIVE (45) townhome Lots, has been recorded or is ready for recordation, subject only to the posting of applicable bonds, among the land records of Loudoun County, Virginia.

d. All material representations, warranties and covenants of Seller contained within this Agreement are true and correct;

e. All offsite easements, if any, necessary for the development of the Property to include complete access to the property as well as any sight, water, sewer, and stormwater management easements shall be in place.

f. Development permits, or their equivalent, have been issued or are ready to be issued, subject only to the posting of applicable bonds, for the Development of the Lots. All federal, state and/or local wetlands and Virginia DEQ, if applicable, approvals and permits shall be in place or are ready to be issued, subject only to the posting of applicable bonds, allowing the development and construction of the FORTY-FIVE (45) townhomes on the Property consistent with the Final Record Plat.

ARTICLE VI

CLOSING AND POSSESSION

6.01 Conveyance. Settlement and closing hereunder shall be held within TEN (10) business days after all pre-conditions of settlement are satisfied, or no later than the Outside Closing Date if Purchaser elects to proceed with settlement if a pre-condition has not been satisfied. Settlement and closing shall be conducted at the offices of Potomac Settlement Services, Inc., located at 15100 Washington Street, Suite 201, Haymarket, Virginia 20169 or by such other agent or attorney designated by Purchaser in writing to Seller. Purchaser shall provide written notice to Seller of the exact time, date and place of settlement at least five (5) business days prior thereto. Copies of all closing documents to be executed and delivered by either Seller or Purchaser at closing, together with a proposed closing statement, shall be delivered to Seller and Seller’s attorney and to Purchaser and Purchaser’s attorney for review at least two (2) business days prior to the scheduled closing date.

6.02 Deed of Conveyance. At settlement Seller shall execute and deliver into settlement a Special Warranty Deed in proper form for recording among the land records of Loudoun County, Virginia. The cost of the preparation of the deed of conveyance, Seller’s attorney’s fees, a reasonable settlement fee, costs pertaining to payoff and release of existing trusts and liens, agricultural transfer tax for years through the year of closing, front foot benefit or similar charges roll back or similar taxes (if applicable) and grantor’s tax shall be paid by the Seller. Purchaser shall pay all expenses of examination of title , Purchaser’s attorney’s fees and title insurance premiums, if any and all other transfer and recording taxes.

6.03 Taxes and Assessments. Seller shall pay or credit against the Purchase Price (a) all delinquent real estate taxes, front foot benefit charges or similar charges (the “Real Estate Taxes”), together with penalties and interest thereon, (b) all assessments which are a lien against the Property as of the date of closing, both current and reassessed, which are due and payable on or before closing, (c) all use recoupment taxes (agriculture or otherwise) for years through the year of closing, if any, and (d) all real estate taxes for years prior to the closing. The proration of undetermined taxes shall be based on a 365-day year and on the last available tax rate and valuations, giving effect to applicable exemptions, recently voted millage, change in tax rate or valuation, etc., whether or not officially certified. It is the intention of the parties in making this tax proration for Purchaser to pay to Seller at closing the amount which Seller remitted, or will be required to remit, to the appropriate collector of taxes for the period of time after the closing date hereof. Should the Property be taxed as part of a larger parcel, the proration shall be based on the acreage of the Property versus the acreage of the larger parcel. Upon making the proration provided for herein, Seller and Purchaser agree that the amount so computed shall be subject to later adjustments should the amount credited at closing be incorrect based upon actual tax bills received by Purchaser after closing. Seller hereby represents and warrants to Purchaser that (i) all assessments now a lien are shown on the public records of the collector of real property taxes, (ii) no improvements have been installed by public authority or Seller, the costs of which are to be assessed against the Property in the future, and (iii) Seller has not been notified orally or in writing of possible future improvements by public authority, any part of the cost of which would or might be assessed against the Property.

6.04 Future Encumbrances. Seller agrees that from the date of execution hereof by Seller, Seller may not further encumber the Property other than the necessary easements provided in Article V of this Agreement without the written consent of the Purchaser, which consent will not be unreasonably withheld.

6.05 FIRPTA. Seller hereby represents and warrants to Purchaser that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, and Seller further agrees, at closing, if requested, to furnish Purchaser an affidavit to this effect complying with the provisions of Section 1445 of the Internal Revenue Code.

6.06 Performance. The delivery to settlement attorney or agent of the cash payment, the executed deed of conveyance, and all other documents and instruments required to be delivered by either party to the other by the terms of this Agreement shall be deemed to be good and sufficient tender of performance of the terms hereof. Seller shall give possession of the Property at the time of payment of Purchase Price and delivery of the appropriate deed of conveyance.

ARTICLE VII

DECLARATION OF COVENANTS

7.01 Declaration of Covenants. The Property is not currently subject to a declaration of covenants, conditions and restrictions or similar document.

ARTICLE VIII

DEFAULT

8.01 Purchaser. In the event Purchaser shall default with respect to its obligations to proceed to full and final settlement on the Property, and if Seller is ready, willing and able to perform, then Seller shall give written notice to Purchaser, with a copy to the Escrow Agent, that said default shall be cured within ten (10) days of Purchaser’s receipt of such notice. If Purchaser fails to cure the default within such ten (10) day cure period, then as the Seller’s fixed, agreed and liquidated damages, and as Seller’s sole remedy, the Deposit shall be paid to the Seller and thereafter the parties shall be relieved of all further liability and obligation under this Agreement, excluding, however, the indemnification obligations under Paragraph 4.01, which shall survive such termination. The parties hereto agree that if Purchaser defaults on its obligations and fails to cure such default within the ten (10) day cure period, the actual damages thereby incurred by Seller would be difficult to measure and the receipt of the Deposit by Seller would in such circumstances represent reasonable compensation to Seller on account thereof.

8.02 Seller. In the event Seller fails to perform or breaches any of its representations, warranties, covenants or obligations to be performed by Seller, the Purchaser shall give to the Seller written notice, with a copy to the Escrow Agent, that such default shall be cured within ten (10) days for its failure to convey the Property or thirty (30) days of Seller’s receipt of such notice for a any other default. If Seller fails to cure the default within the applicable ten (10) or thirty (30) day cure period, to Purchaser’s reasonable satisfaction, then, at Purchaser’s sole option, it shall either (i) terminate this Agreement, whereupon the Seller shall return the entire Deposit to the Purchaser as full liquidated damages and as its sole remedy, in lieu of any other claims or causes of action which may be available to Purchaser at law or in equity by reason of such default by Seller, after which event neither party shall have further liability hereunder, or (ii) pursue the remedy of specific performance except where Lender Approval has not been obtained, or (iii) waive such breach and proceed with settlement of the Property.

ARTICLE IX

AGENTS AND COMMISSION

9.01 Liability. Seller and Purchaser each warrant to the other that neither has dealt with any agent, broker or finder with respect to the transaction contemplated by this Agreement. In the event that any claim for commission or finder’s fee is brought by any person or entity as a consequence of the transaction contemplated hereby, then the party whose acts gave rise to such claim shall hold harmless the other party against any loss, cost or expense of any nature, including but not limited to, court costs and reasonable attorney’s fees arising as a consequence of the claim for the commission or fee.

ARTICLE X

CONDEMNATION

10.01 Notice and Award. Seller agrees to give Purchaser prompt notice of any actual or threatening taking of all or any portion of the Property by condemnation or eminent domain prior to the date of closing hereunder. In the event that prior to closing hereunder there shall occur a taking by condemnation or eminent domain or a proposed conveyance to a condemning authority in lieu of condemnation of all or any material portion of the Property, then Purchaser, at its option, may either (i) terminate this Agreement by written notice to Seller whereupon the Escrow Agent shall return the Deposit to Purchaser and the parties shall not be further obligated to each other pursuant to this Agreement, except for the indemnification obligations set forth in Paragraph 4.01, or (ii) proceed to closing hereunder, with a reduction in the Purchaser Price, equal to SIXTY THOUSAND FOUR HUNDRED AND TWENTY-FIVE AND 53/100THS DOLLARS ($60,425.53) per Lot for each Lot lost incident to the condemnation or to be lost pursuant to a threatened condemnation.

ARTICLE XI

SELLER’S REPRESENTATIONS

11.01 General. Seller hereby represents, warrants and covenants to Purchaser that Comstock Station View L.C., a Virginia limited liability company, is a duly organized and validly existing corporation under the laws of the Commonwealth of Virginia qualified to do business in the Commonwealth of Virginia and in good standing; that Seller has the power as a limited liability company to execute and perform this Agreement; that all necessary consents and approvals from the Seller have been obtained; and that the person executing this Agreement on behalf of Seller is duly empowered to bind Seller to perform its obligations hereunder. Copies of any necessary approvals are to be furnished by Seller upon written request by Purchaser.

11.02 Specific. In addition to any other warranty made in connection with this Agreement, the Seller warrants and agrees (a) that the Seller is the fee simple owner of all of the Property which shall be sold to and acquired by Purchaser under this Agreement and at settlement will be the fee simple owner of the Property, and has no knowledge of off-record or undisclosed interest in the Property, and, with exception to the deed of trust secured against the Property, to Seller’s knowledge and belief, the Property has no other liens and encumbrances other than as shall be disclosed by a proper title search conducted incident to 3.01 hereof by Purchaser ; (b) that Seller has not received written notice that the Property is subject to any unrecorded restrictive covenant or equitable servitude of any kind which would in any way limit the free choice of the Purchaser with respect to the nature or location of homes to be constructed on the Property, except as provided herein; (c) that to the best of Seller’s knowledge and belief: The Property does not contain any hazardous substance, the Seller has not conducted or authorized the generation, transportation, storage, treatment or disposal at the Property of any hazardous substance other than is customary resulting from construction on surrounding properties; that the Seller has not received any written notice of, and has no knowledge that, any government authority or any employee or agent thereof, or any private citizen, making a claim that there is a presence, release, threat of release, placement on or in the Property, or the generation, transportation, storage, treatment or disposal at the Property, of any hazardous substance; to the best of Seller’s knowledge and belief nor has any “clean-up” of the Property occurred pursuant to the Environmental Laws (as hereinafter defined) which could give rise to liability on the part of Purchaser to reimburse any governmental authority for the costs of such clean-up or a lien or encumbrance on the Property. For purposes of this paragraph, “hazardous substance” means any materials in violation of any applicable environmental laws or regulations including, but not limited to, Section 103 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., 9601 et seq., any “superlien” laws, any “superfund” laws, or similar federal, state or local laws, or any successor statutes thereto (the Environmental Laws”); (d) that to the best of Seller’s actual knowledge, the Property does not contain levels of natural asbestos unacceptable to any local, state or federal authority; (e) that to the best of Seller’s actual knowledge, the Property has not been used as a grave site or fill or borrow area; (f) no suit, actions, arbitration or legal, administrative or other proceeding is pending or has been threatened against the Property, or against Seller with respect to the Property, which, if adversely determined, could prevent or impair the ability of Seller to perform this Agreement or restrict Purchaser’s use or development of the Property, or any part thereof, except as set forth in Paragraph 15.01; (g) no bankruptcy, insolvency, rearrangement, or similar action or proceeding, whether voluntary or involuntary, is pending or threatened against Seller and Seller has no immediate intention of filing or commencing any such action or proceeding; (h) that Seller has granted no person any contract right or other legal right to the use of any portion of the Property or to the furnishing or use of any facility or amenity on or relating solely to the Property; (i) Seller has not received any written notice that any part of the Property is subject to a right of first refusal which has not been waived or other right which Seller, or any predecessor in title, may have granted to other persons or parties as to the Property, or any part thereof, whether written or verbal; (j) that no written notice has been received by Seller that any governmental or quasi-governmental agency or authority intends to commence construction of any special or off-site improvements or impose any special or other assessment against the Property, or any part thereof; (k) that the Property is not located within a flood hazard area or wetland except as referenced and disclosed on the Wetlands Permit attached hereto as Exhibit B; (l) that Seller has not received any written notice alleging that it or the Property to be, or that with due notice or lapse of time or both it or the Property will be, in breach of default of any lawful statute, ordinance or regulation of the United States, State, County or City applicable to the Lots (“Legal Requirement”) which could materially adversely affect the ability of Seller to perform this Agreement or restrict Purchaser’s use or construction of residential homes on the Lots; and (m) that the execution of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, constitute a default under, or cause or allow an acceleration of any note, mortgage, deed of trust, loan agreement or other document, instrument or agreement to which Seller is a party or by which the Property is encumbered or affected, except as otherwise disclosed in Paragraph 15.01.

11.03 Mechanic’s Liens. All contractors, subcontractors, laborers, and materialmen who are or did perform work upon or furnish labor or materials at Seller’s request to improve or benefit the Property prior to settlement have been or will be paid in full by Seller on or before the date of each settlement. Seller will execute at closing the necessary affidavits and other documents reasonably required by Purchaser’s title insurance company to eliminate from its title policy any exceptions to filed or unfiled mechanic’s liens arising from any act of Seller or its subcontractors. Should at any time after settlement and closing a notice of intent to file a mechanic’s lien or a mechanic’s lien be filed against the Property arising from any act of Seller or its contractors, subcontractors, laborers or materialmen, Seller shall, within thirty (30) days of written notifications from Purchaser to Seller of the filing of such notice or lien, cause said notice or lien to be withdrawn or released of record, either by payment in full of all sums represented by said lien or by statutory bonding. Seller shall indemnify and hold Purchaser harmless against all costs and expenses (including reasonable attorney’s fees) incurred by Purchaser for Seller’s failure to do so.

11.04 Zoning. Seller shall immediately provide Purchaser with written notice of any and all special zoning limitations or other restrictions with regard to the Property including, without limitation, restrictions (if any) relating to fencing, bike paths, walking paths, park areas, reserves, house sizes, garages, basements, no-build zones, lighting or other similar items. All such limitations or restrictions shall be subject to Purchaser’s approval which shall not be unreasonably withheld.

11.05 Indemnification. Seller shall, and hereby does indemnify, protect and hold harmless the Purchaser of, and from, any and all liability and all loss, damage and expense including judgments, costs and attorney’s fees by reason of a material breach of Seller’s representations or warranties.

11.06 Affidavit. All of the foregoing covenants, warranties and representations will be effective, repeated and true at the time of settlement and closing and Seller will provide an affidavit to that effect.

11.07 Survival. The warranties set forth above shall be materially true and accurate as of the date of Closing and will survive the conveyance of the Property to Purchaser for a period of nine months and will be for the benefit of the Purchaser and its successors and/or assignees.

ARTICLE XII

PURCHASER’S REPRESENTATIONS

12.01 General. Purchaser hereby represents, warrants and covenants to Seller that Purchaser is a duly organized and validly existing limited liability company under the laws of Delaware, qualified to do business in the Commonwealth of Virginia and in good standing; that Purchaser has the power to execute and perform this Agreement; that all necessary consents and approvals from the Purchaser have been obtained; and that person executing this Agreement on behalf of Purchaser is duly empowered to bind Purchaser to perform its obligations hereunder. Copies of any necessary approvals are to be furnished by Purchaser upon written request by Seller.

12.02 Indemnification. Purchaser shall, and hereby does indemnify, protect and hold harmless the Seller of, and from, any and all liability and all loss, damage and expense including judgments, costs and attorney’s fees by reason of a material breach of Purchaser’s representation or warranties.

12.03 Survival. The warranties set forth above will survive the conveyance of the Property to Purchaser and will be for the benefit of the Seller and its successors and/or assignees.

ARTICLE XIII

ESCROW AGENT

13.01 Name. For the purposes of this Agreement the term “Escrow Agent” shall mean Curran & Whittington, PLLC., 15100 Washington Street, Suite 201, Haymarket, Virginia 20169. Unless otherwise provided herein, any funds deposited with the Escrow Agent will be placed in a separate interest bearing escrow account. All interest earned thereon shall be considered part of the Deposit.

13.02 Liability. The Escrow Agent shall have no liability, personal or otherwise, absent gross negligence, fraud or willful misconduct on account of its duties hereunder or in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine.

13.03 Direction. In the event the Escrow Agent is in doubt as to its duties and liabilities under the provisions hereof, the Escrow Agent may, in its sole discretion, continue to hold the monies or instruments which are the subject of this escrow until the parties hereto mutually agree in writing to disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties hereto, or Escrow Agent may deposit all monies and/or instruments then held pursuant to this Agreement with the clerk of the court having jurisdiction over the Property, and upon notifying all parties concerning such actions, all liability on the part of the Escrow Agent shall fully cease and terminate, except to the extent of accounting for any monies or instruments heretofore delivered out of escrow.

13.04 Indemnification. Seller and Purchaser shall jointly and severally defend, indemnify and hold harmless the Escrow Agent against and from any such liability and any and all costs, including attorney’s fees, in connections with this Purchase Agreement.

ARTICLE XIV

SUBDIVISION

14.01 Subdivision. Subject to Paragraph 2.02 of this Agreement, Seller shall have the responsibility at its expense for administering, managing, directing and achieving the preparation, submission and governmental approval of all the plans to allow for the subdivision and development of the Property into approximately FORTY-SEVEN (47) townhome Lots (“Development Plans”). The Seller represents and warrants that the final draft record plat has been submitted to, but not yet approved by, Loudoun County, Virginia, and is attached hereto as Exhibit A. The Final Record Plat shall not be materially amended/modified from what is depicted in Exhibit A, or otherwise provided for herein. If the Final Record Plat is requested to be modified,

Seller shall provide the County’s comments and requested changes to Purchaser, upon receipt of which Purchaser shall have three business days to provide written confirmation to Seller that Purchaser either accepts the County’s comments or rejects the County’s comments. If Purchaser accepts the County’s comments, the Parties shall, subject to satisfaction of the terms and conditions contained herein, proceed to settlement as provided in Paragraph 6.01. If Purchaser rejects the County’s comments, Seller shall return the remaining portion of the Deposit to Purchaser, and neither party shall any further rights or responsibilities under this Agreement. Upon receipt of approval of the Final Record Plat, and if requested by Purchaser, the Development Plans shall be submitted by the Seller to Loudoun County for permits in a commercially reasonable manner and as soon as possible thereafter, the Final Record Plat shall be submitted for recordation. The Purchaser agrees to pay all customary fees and to post the customary bonds incident thereto. Seller agrees no work will be commenced pursuant to said plans and permits without Purchaser’s written consent, until after settlement and closing. In the event settlement and closing does not occur for any reason, Seller agrees to assist in having any bonds, letters of credit and/or escrows released, including but not limited to immediately replacing any such bonds, letter(s) of credit and/or escrows. Any right of Seller in all plans, approvals, permits and related engineering shall be assigned at no cost to Purchaser at settlement. Seller agrees to cooperate and execute any documents reasonably required to accomplish said assignment.

14.02 “AS-IS” SALE OF PROPERTY. Subject to the express terms and provisions of this Agreement, the Property shall be sold and conveyed in its “as is, where is” condition, with all faults, on the Closing Date, without any representations or warranties whatsoever, express or implied, with all representations and warranties hereby waived by Purchaser except as otherwise specifically set forth herein. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE PROPERTY IS TO BE TRANSFERRED BY SELLER TO PURCHASER “AS IS, WITH ALL FAULTS”, AND IN ITS CURRENT

CONDITION. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY CONTAINED HEREIN, NEITHER SELLER NOR ANY AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF SELLER (OR PURPORTED AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF SELLER) HAS MADE (i) ANY GUARANTEE, REPRESENTATION, OR WARRANTY, EXPRESS OR IMPLIED (AND SELLER SHALL NOT HAVE ANY LIABILITY WHATSOEVER) AS TO THE VALUE, USES, HABITABILITY, CONDITION, DESIGN, OPERATION, FINANCIAL CONDITION OR PROSPECTS, OR FITNESS FOR PURPOSE OR USE OF THE PROPERTY (OR ANY PART THEREOF) OR THE PROPERTY INFORMATION, OR (ii) ANY OTHER GUARANTEE, REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PORTION OF THE PROPERTY (OR ANY PART THEREOF) OR THE PROPERTY INFORMATION. FURTHER, SUBJECT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, SELLER SHALL HAVE NO LIABILITY FOR ANY LATENT, HIDDEN OR PATENT DEFECT AS TO THE PROPERTY OR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAWS AND REGULATIONS. IN PARTICULAR, SUBJECT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT THE “PROPERTY INFORMATION” PROVIDED UNDER THIS AGREEMENT (AND ANY OTHER INFORMATION PURCHASER MAY HAVE OBTAINED REGARDING IN ANY WAY ANY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS OPERATIONS OR ITS FINANCIAL HISTORY OR PROSPECTS FROM SELLER OR ITS AGENTS, EMPLOYEES OR OTHER REPRESENTATIVES) IS DELIVERED TO PURCHASER AS A COURTESY, WITHOUT REPRESENTATION OR WARRANTY AS TO ITS ACCURACY OR COMPLETENESS, AND NOT AS AN INDUCMENT TO ACQUIRE THE PROPERTY; THAT NOTHING CONTAINED IN SUCH DELIVERIES SHALL CONSTITUTE OR BE DEEMED TO BE A GUARANTEE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN ANY REGARD AS TO ANY OF THE PROPERTY (EXCEPT AS EXPRESSLY PROVIDED HEREIN); AND THAT

PURCHASER IS RELYING ONLY UPON THE PROVISIONS OF THIS AGREEMENT AND ITS OWN INDEPENDENT ASSESSMENT OF THE PROPERTY AND ITS PROSPECTS IN DETERMINING WHETHER TO ACQUIRE THE PROPERTY.

ARTICLE XV

MISCELLANEOUS

15.01 Lender Approval. Seller’s obligations under this Agreement are conditioned upon obtaining lender approval to release in full the existing deed of trust secured against the Property upon payment of the Purchase Price (“Lender Approval”). Seller agrees to diligently pursue Lender Approval. In the event Seller fails to obtain Lender Approval , and provide written evidence satisfactory to Purchaser of said approval within TEN (10) days after the expiration of the Feasibility Study Period, either party shall have the right to terminate this Agreement and the Deposit shall be immediately returned to Purchaser and the parties shall have no liability to each other.

15.02 Notice. All notices and other communications hereunder shall be in writing and be deemed duly given if personally delivered, electronically delivered(so long as followed by overnight delivery by a recognized national carrier), telecopied with proof of receipt(so long as followed by overnight delivery by a recognized national carrier) or mailed by certified mail, return receipt requested, postage prepaid;

if to Seller to:	Comstock Station View L.C.
11465 Sunset Hills Road, Fifth Floor
Reston, Va 20910
ATTN: Ms. Elena Garrison
Telecopier #703.760.1520
E-mail: egarrison@comstockhomebuilding.com

with a copy to:	Comstock Station View L.C.
11465 Sunset Hills Road, Fifth Floor
Reston, Va 20910
ATTN: Mr. Christopher Clemente
Telecopier #703.760.1520
E-mail: cclemente@comstockhomebuilding.com

and a copy to:	Comstock Station View L.C.
11465 Sunset Hills Road, Fifth Floor
Reston, Va 20910
ATTN: Mr. Jubal Thompson, Esquire
Telecopier #703.760.1520
E-mail: jthompson@comstockhomebuilding.com

and

And if to Purchaser to:	M/I Homes of DC, LLC
c/o M/I Homes, Inc.
3 Easton Oval, Suite 500
Columbus, OH 43219
Attn: Robert H. Schottenstein
telecopier #614-418-8080
Email:

with a copy to:	M/I Homes of DC, LLC
c/o M/I Homes, Inc.
3 Easton Oval, Suite 500
Columbus, OH 43219
Attn: Thomas Mason, Esquire
telecopier #614-418-8622
Email:

and a copy to:	M/I Homes of DC, LLC
21355 Ridgetop Circle, Suite 220
Sterling, Virginia 20166-6503
Attn: Dennis Kelleher
telecopier #(703) 404-3040

The parties hereto shall be responsible for notifying each other of any change of address.

15.03 Financial Accounting. Seller recognizes that Purchaser is subject to the requirements of Revised Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, an authoritative accounting pronouncement issued by the Financial Accounting Standards Board. Seller will reasonably cooperate with Purchaser with Purchaser’s obligation, if any, to comply with the financial reporting requirements of FIN 46R.

15.04 Survival. The provisions hereof shall survive the execution and delivery of the deed(s) executed hereunder for a period of six months and shall not be merged therein.

15.05 Assignment. The principals to the Agreement mutually agree that the benefits hereunder are not assignable by either party without the written consent of the other party. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement to a limited liability company, partnership, corporation, or other entity in which Purchaser owns a membership, partnership or other equity interest. Additionally, Purchaser may assign its right to purchase certain Lots to other residential home builders and Seller shall not unreasonably withhold or delay consent of such an assignment.

15.06 Construction of Agreement.

a. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

b. Titles to paragraphs and subparagraphs are for convenience only and are not intended to limit or expand the covenants and obligations expressed thereunder.

c. Time shall be of the essence with regard to all terms and conditions of this Agreement.

d. This Agreement contains the entire agreement among the parties hereto with respect to the Property. No change or modification of this Agreement, or any waiver of the provisions hereof, shall be valid unless same is in writing and signed by the parties hereto.

e. Waiver of performance or satisfaction of timely performance or the satisfaction of any condition, covenant, requirement, obligation or warranty by one party shall not be deemed a waiver of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.

f. In the event any moratorium on building residences is imposed by any governmental entity, the Purchaser shall be entitled to extend all time periods imposed in this Agreement by a period equal to the length of the moratorium, provided, that if such moratorium shall extend beyond six (6) months from the date of settlement and closing provided for herein, either party may terminate this Agreement, in which event the Deposit shall be forthwith returned to Purchaser and both parties shall be released of all further liability or obligation hereunder.

g. It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and the rights or liabilities of the parties hereunder shall be determined in accordance with the laws of the Commonwealth of Virginia.

h. Any date specified in this Agreement which is a Saturday, Sunday or legal holiday, shall be extended to the first regular business day after such date which is not a Saturday, Sunday or legal holiday. Any reference herein to the singular shall include the plural and vice versa and reference to the male, female or neuter gender shall include reference to all other genders.

i. This Agreement represents the result of bargaining and negotiations between the parties and of a combined draftsmanship effort. Consequently, Seller and Purchaser expressly waive and disclaim, in connection with the interpretation of this Agreement, any rule of law requiring that ambiguous or conflicting terms be construed against the party whose attorney prepared this Agreement or any earlier draft of this Agreement.

j. Nothing contained herein is intended to create, nor shall it ever be construed to make, Seller and Purchaser partners or joint ventures.

k. Approvals granted hereunder by Purchaser are solely for its own benefit and shall not be relied upon by third parties or impose any liability upon Purchaser as to the accuracy or sufficiency of the item or matter being approved.

l. In the Event that full performance under this Agreement has not occurred within ten (10) years of the date hereof, this Agreement shall terminate and be of no further force and effect, with the Deposit being returned to Purchaser.

15.07 Duration and Acceptance of Offer. Should this Agreement be ratified by one party prior to submission to the other party, Purchaser’s offer to purchase or Seller’s offer to sell, as the case may be, shall remain open for                      (            ) days after ratification by the first party to do so. Should the other party not ratify this Agreement within said                      (            ) day period, the offer to purchase or sell, as the case may b, is withdrawn and this Agreement shall be null and void.

15.08 Severability. In the event that any part or all of any term, covenant, condition, agreement, provision or section of this Agreement shall be adjudged invalid or unenforceable by a court of competent and final jurisdiction, the same shall be severable from the remainder of this Agreement and this Agreement shall not terminate or be deemed void or voidable, but shall continue in full force and effect and there shall be substituted for such invalid provision a like, but legal and enforceable, provision which most nearly accomplishes the intention of the parties hereto, and if no such provision is available, the remainder of this Agreement shall be enforced. If such term, covenant, condition, agreement, provision or section of this Agreement is adjudged invalid due to its scope or breadth, such item shall be deemed valid to the extent of the scope or breadth permitted by law.

15.09 Effective Date. The date on which this Agreement is accepted by the last party to accept and sign the Agreement shall be inserted as the effective date of this Agreement under the first paragraph hereof.

15.10 WITNESS the following signatures and seals:

SELLER:

COMSTOCK STATION VIEW LC,
a Virginia limited liability company

By: Comstock Homebuilding Companies, Inc.
Its manager
Witness:

By:
	Name:	Christopher Clemente
Date:	Title:	Chief executive Officer

PURCHASER:

M/I HOMES OF DC, LLC,
a Delaware limited liability company
Witness:

By:
Name:
Date:	Title: